UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2014

IVANHOE ENERGY INC.

(Exact name of registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 654 – 999 Canada Place
Vancouver, BC, Canada	V6C 3E1

(Address of Principal Executive Office)	(Zip Code)

(604) 688-8323

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This amendment to the registrant’s current report on Form 8-K, filed on January 5, 2015 (the “Original Report”), is being filed to supplement the information provided in Item 2.03 of the Original Report by deleting an erroneous reference to “C$626,000 million” that should have correctly referred to “C$626,000”, as well as filing as exhibit 99.1 hereto the correct press release.

The text of the Original Report, as amended, is restated below under Item 2.03 in its entirety.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 30, 2014, Ivanhoe Energy Inc. (the “Company”) announced that its working capital was augmented by a further US$540,000 (approximately C$626,000) secured bridge loan provided by Mr. Robert Friedland on December 29, 2014, further details of which are contained in the Company’s October 10, 2014 news release included as an exhibit to the Form 8-K filed on October 14, 2014, and brings the principal amount of Mr. Friedland's short-term loan to US$2.74 million.

The bridge loan bears interest at the rate of 10% per annum, with a maturity of six months from the initial date of advance on Oct. 10, 2014. Mr. Friedland’s loan is secured by a first charge against the assets of the Company, with the exception of all assets and subsidiaries of Ivanhoe Energy Latin America.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated December 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  January 5, 2015

IVANHOE ENERGY INC.
By:	“William Parry”
Name: William Parry Title: Senior Vice President and General Counsel